SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_____________________

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) or (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Corporate Resource Services, Inc.
(Exact name of registrant as specified in its charter)

Delaware	80-0551965
(Jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

160 BROADWAY 13TH FLOOR NEW YORK, NEW YORK	10038
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Stock, $0.0001 par value	NASDAQ Capital Market.

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates: Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act: None

Item 1.  Description of Registrant’s Securities to be Registered.

This registration statement on Form 8-A is being filed with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the transfer of listing of the shares of common stock of Corporate Resource Services, Inc.  (the “Company”), par value $0.0001 per share (the “Common Stock”), from the OTC Bulletin Board to the NASDAQ Capital Market.  On August 30, 2013, the Company received approval to have its Common Stock listed on the NASDAQ Capital Market and anticipates commencement of trading of its Common Stock on the NASDAQ Capital Market on September 6, 2013.

The authorized capital stock of the Company consists of 185,000,000 shares of Common Stock and 5,000,000 shares of undesignated preferred stock, $0.0001 par value per share.  Each share of common stock entitles the holder thereof to one vote on all matters submitted to the shareholders.  Since the common stock does not have cumulative voting rights, holders of more than 50% of the outstanding shares can elect all of the directors and holders of the remaining shares could not elect any directors.  The shares are not subject to redemption and there are no preemptive rights.  All outstanding shares of common stock are fully paid and non-assessable. Holders of common stock are entitled to receive dividends out of funds legally available for distribution when, as and if declared by the Board of Directors.  Upon any liquidation, dissolution or winding up of the Company, holders of common stock are entitled to share pro rata in any distribution to the holders of common stock.

Item 2.  Exhibits

Pursuant to the Instructions as to Exhibits with respect to Form 8-A, no exhibits are required to be filed with this registration statement on Form 8-A, as the securities being registered on this form are being registered on an exchange on which no other securities of the Company are registered and are not being registered pursuant to Section 12(g) of the Securities Exchange Act of 1934.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: September 4, 2013	Corporate Resource Services, Inc.
(Registrant)
	By:	/s/John P. Messina
Name: John P. Messina
Title: Chief Executive Officer